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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                             WASHINGTON, D.C.
                                                  FORM 4
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no
    longer subject to
    Section 16. Form 4
    or Form 5 obligations
    may continue. See
    Instruction 1(b).

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
 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person
                                                                                                  to Issuer (check all applicable)
    TOWNSEND     DONALD              M.         SIMPSON MANUFACTURING CO., INC. - (SSD)                Director        10% Owner
--------------------------------------------   ----------------------------------------------     ----            ---
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for          X  Officer        Other (specify
                                                  Number of Reporting        Month/Year           ----            --- below)
      4120 Dublin Blvd., Suite 400                Person (Voluntary)                                 (give title below)
--------------------------------------------                                  JUNE 2001
                  (Street)                                                -------------------         PRESIDENT AND C.E.O. OF
                                                                          5. If Amendment,        SIMPSON DURA-VENT COMPANY, INC.
    Dublin,         CA            94568 USA                                  Date of Original   ------------------------------------
--------------------------------------------                                 (Month/Year)
    (City)        (State)           (Zip)                                                       7. Individual or Joint/Group Filing
                                                                          -------------------      (Check Applicable Line)
                                                                                                   X    Form filed by One
                                                                                                  ----  Reporting Person

                                                                                                        Form filed by More than
                                                                                                  ----  One Reporting Person

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TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Direct     7. Nature of
                                   action      action       or Disposed of (D)          Securities          (D) or        Indirect
                                                                                        Beneficially        Indirect      Beneficial
                                                                                        Owned at            (I)           Ownership
                                                                                        End of Month
                                          ------------------------------------------
                                   Date    Code    V      Amount    [A]       Price
                                                                    [D]
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Common Stock                   06/12/2001   S             1,000      [D]     $54.82
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Common Stock                   06/12/2001   S               500      [D]     $54.81
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Common Stock                   06/12/2001   S             1,000      [D]     $54.80
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Common Stock                   06/12/2001   S               500      [D]     $54.75
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Common Stock                   06/12/2001   S               100      [D]     $54.73
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Common Stock                   06/12/2001   S               100      [D]     $54.82
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Common Stock                   06/12/2001   S             3,000      [D]     $54.70
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Common Stock                   06/12/2001   S             1,600      [D]     $54.69
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Common Stock                   06/12/2001   S             1,500      [D]     $54.68
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Common Stock                   06/12/2001   S               100      [D]     $54.65
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Common Stock                   06/12/2001   S             2,600      [D]     $54.67         30,778             [D]
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
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TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
                             Exercise                            Securities       Expiration      Securities            Deriv-
                             Price of                            Acquired (A)     Date (Month/                          ative
                             Deriv-                              or Disposed      Day/Year)                             Secur-
                             ative                               of (D)                                                 ity
                             Security
                                                                               -----------------------------------
                                           ----------------------------------- Date    Expira-
                                                                          A/   Exer-   tion       Title and Number
                                           Date     Code  V     Amount    D    cisable Date       of Shares
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Options on
Common Stock
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Options on
Common Stock
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Options on
Common Stock
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Options on
Common Stock
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Options on
Common Stock
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Options on
Common Stock
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Options on
Common Stock
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Options on
Common Stock
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Options on
Common Stock
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9. Number of           10.  Direct (D)           11. Return of
   Derivative               or Indirect (I)          Indirect
   Securities                                        Beneficial
   Beneficially                                      Ownership
   Owned at End
   of Month
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   1,875                     D
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   1,875                     D
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     625                     D
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     625                     D
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     625                     D
--------------------------------------------------------------------------

     625                     D
--------------------------------------------------------------------------

     625                     D
--------------------------------------------------------------------------

     625                     D
--------------------------------------------------------------------------

     625                     D
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Explanation of Responses:

SIGNATURE OF REPORTING PERSON

BY: /s/ DONALD M. TOWNSEND
---------------------------------



DATE

July 2, 2001
---------------------------------
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